Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:October 18, 2023

CONTACT:Kenneth J. Stephon

Chairman, President and CEO

PHONE:(856) 656-2201, ext. 1009

WILLIAM PENN BANCORPORATION ANNOUNCES QUARTER END RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

BRISTOL, PENNSYLVANIA, October 18, 2023 — William Penn Bancorporation (“William Penn” or the “Company”) (NASDAQ CM: WMPN), the parent company of William Penn Bank (the “Bank”), today announced its financial results for the quarter ended September 30, 2023.  William Penn recorded net income of $179 thousand, or $0.02 per basic and diluted share, for the quarter ended September 30, 2023 compared to net income of $1.0 million, or $0.08 per basic and diluted share, for the quarter ended September 30, 2022. William Penn recorded core net income(1) of $123 thousand, or $0.01 per basic and diluted share, for the quarter ended September 30, 2023 compared to core net income(1) of $1.0 million, or $0.08 per basic and diluted share, for the quarter ended September 30, 2022.

In addition, William Penn announced that its Board of Directors has declared a cash dividend of $0.03 per share, payable on November 9, 2023, to common shareholders of record at the close of business on October 30, 2023.

Kenneth J. Stephon, William Penn’s Chairman, President and CEO, commented on the financial results, stating, “During our first fiscal quarter, we continued to repurchase shares under our existing stock repurchase programs and we repurchased 1,624,018 shares at a total cost of $19.8 million, an average of $12.16 per share.  Also during the quarter, we announced that our Board of Directors authorized a new repurchase program to acquire up to 1,138,470 shares, or approximately 10.0% of our outstanding shares, that commenced upon the completion of the Company’s prior stock repurchase program. We are authorized to repurchase a total of 5,387,159 shares under our previously announced stock repurchase programs and, as of September 30, 2023, we have repurchased a total of 4,804,489 shares at a total cost of $55.5 million, an average of $11.56 per share.  We believe the opportunistic buyback of our stock delivers maximum value to our shareholders.”

Mr. Stephon added, “The Company continues to maintain a strong capital position, posting a stockholders’ equity to assets ratio of 16.43% and a tangible common equity ratio(2) of 15.89% at September 30, 2023.  The strength of these ratios provides us with substantial support through these turbulent times and enables us to concentrate on managing our capital for the maximum benefit of our shareholders.  This means maintaining a strong balance sheet and asset quality, focusing on disciplined expense management, buying back our stock whenever possible, and paying a sustainable cash dividend.”

Highlights for the quarter ended September 30, 2023 are as follows:

●	As previously announced, on August 28, 2023, the Company’s Board of Directors authorized a sixth stock repurchase program to acquire up to 1,138,470 shares, or approximately 10.0%, of the Company’s outstanding shares, that commenced upon the completion of the Company’s fifth stock repurchase program. During the quarter ended September 30, 2023, we repurchased 1,624,018 shares at a total cost of $19.8 million, an average of $12.16 per share. As of September 30, 2023, the Company had repurchased a total of 4,804,489 shares under these repurchase programs at a total cost of $55.5 million, or $11.56 per share.

(1) As used in this press release, core net income is a non-GAAP financial measure.  This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments, and income tax benefit adjustments.  For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measure, see “Non-GAAP Reconciliation” at the end of the press release.

(2) As used in this press release, tangible capital to tangible assets is a non-GAAP financial measure. This non-GAAP financial measure excludes goodwill and other intangible assets. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

●	William Penn recorded net income of $179 thousand, or $0.02 per basic and diluted share, and core net income(1) of $123 thousand, or $0.01 per basic and diluted share, for the quarter ended September 30, 2023.
●	Asset quality metrics remain strong with non-performing assets to total assets decreasing to 0.45% as of September 30, 2023 from 0.49% as of June 30, 2023.
●	On July 1, 2023, the Company adopted the provisions of Accounting Standards Update (“ASU”) 2016-13: Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”) and recorded a cumulative effect decrease to retained earnings of $187 thousand related to loans and $39 thousand related to unfunded commitments. The Company determined that there was no impact to retained earnings related to available-for-sale or held-to-maturity debt securities as a result of adopting this guidance. Our allowance for credit losses totaled $3.6 million, or 0.75% of total loans, as of September 30, 2023, compared to $3.3 million, or 0.69% of total loans, as of June 30, 2023.
●	William Penn’s net interest margin measured 2.52% for the quarter ended September 30, 2023 compared to 3.19% for the quarter ended September 30, 2022.
●	Book value per share measured $12.60 as of September 30, 2023 compared to $12.91 as of June 30, 2023. Tangible book value per share(3) measured $12.10 as of September 30, 2023 compared to $12.48 as of June 30, 2023. The decline in both book value per share and tangible book value per share was primarily due to a $4.6 million increase in the accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities.

Statement of Financial Condition

Total assets decreased $17.6 million, or 2.1%, to $830.0 million at September 30, 2023, from $847.6 million at June 30, 2023, primarily due to an $11.1 million decrease in investments, a $5.4 million decrease in net loans and a $2.8 million decrease in cash and cash equivalents.  The Company used $19.8 million of cash during the quarter ended September 30, 2023 to repurchase shares of stock under its previously announced stock repurchase programs.

Cash and cash equivalents decreased $2.8 million, or 13.6%, to $18.0 million at September 30, 2023, from $20.8 million at June 30, 2023.  The decrease in cash and cash equivalents was primarily due to the repurchase of 1,624,018 shares at a total cost of $19.8 million and an $8.8 million decrease in deposits, partially offset by a $17.0 million increase in advances from the Federal Home Loan Bank (“FHLB”) of Pittsburgh, $5.2 million of investment paydowns and a $5.4 million decrease in net loans.

Total investments decreased $11.1 million, or 4.2%, to $255.3 million at September 30, 2023, from $266.4 million at June 30, 2023.  The decrease in investments was primarily due to a $6.0 million increase in the gross unrealized loss on available for sale securities, as well as principal paydowns of the securities included in the available for sale and held to maturity portfolios.  The increase in the gross unrealized loss on available for sale securities is due to current interest rate levels relative to the Company’s cost and not credit quality.  The Company remains focused on maintaining a high-quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Net loans decreased $5.4 million, or 1.1%, to $472.1 million at September 30, 2023, from $477.5 million at June 30, 2023.  The interest rate environment has caused a slowdown in borrower demand.  The Company maintains conservative lending practices and pricing discipline, and is focused on lending to borrowers with high credit quality within its market footprint.

Deposits decreased $8.8 million, or 1.4%, to $626.5 million at September 30, 2023, from $635.3 million at June 30, 2023.  The decrease in deposits was primarily due to a $14.4 million decrease in money market accounts and a $5.1 million decrease in non-interest bearing checking accounts, partially offset by an $8.8 million increase in interest-bearing checking accounts and a $6.5 million increase in time deposit accounts.  The interest rate environment has created significant pricing competition for deposits within our market.

(3) As used in this press release, tangible book value per share is a non-GAAP financial measure. This non-GAAP financial measure excludes goodwill and other intangible assets. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

Borrowings increased $17.0 million, or 50.0%, to $51.0 million at September 30, 2023, from $34.0 million at June 30, 2023.  During the quarter ended September 30, 2023, the Company borrowed from the FHLB of Pittsburgh to fund a portion of the $19.8 million of share repurchases.

Stockholders’ equity decreased $24.3 million, or 15.1%, to $136.4 million at September 30, 2023, from $160.7 million at June 30, 2023. The decrease in stockholders’ equity was primarily due to the repurchase of 1,624,018 shares at a total cost of $19.8 million, or $12.16 per share, during the quarter ended September 30, 2023 under the Company’s previously announced stock repurchase programs, as well as a $4.6 million increase in the accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities, the payment of a $0.03 per share quarterly cash dividend in August 2023 totaling $348 thousand, and a $226 thousand one-time cumulative effect decrease to retained earnings from the adoption of ASU 2016-13. These decreases to stockholders’ equity were partially offset by $179 thousand of net income during the quarter ended September 30, 2023.  Book value per share measured $12.60 as of September 30, 2023 compared to $12.91 as of June 30, 2023, and tangible book value per share(3) measured $12.10 as of September 30, 2023 compared to $12.48 as of June 30, 2023.

Net Interest Income

For the quarter ended September 30, 2023, net interest income was $4.7 million, a decrease of $1.5 million, or 24.0%, from the quarter ended September 30, 2022.  The decrease in net interest income was primarily due to an increase in interest expense on deposits and borrowings, partially offset by an increase in interest income on loans and investments. The net interest margin measured 2.52% for the quarter ended September 30, 2023, compared to 3.19% for the quarter ended September 30, 2022.  The decrease in the net interest margin during the quarter ended September 30, 2023, compared to the same period in 2022 was primarily due to an increase in the average balance of deposits and the rise in interest rates that caused an increase in the cost of borrowings and deposits that exceeded the increase in interest income on loans and investments.

Non-interest Income

For the quarter ended September 30, 2023, non-interest income totaled $650 thousand, an increase of $368 thousand, or 130.5%, from the quarter ended September 30, 2022.  The increase was primarily due to a $73 thousand unrealized gain on equity securities recorded during the quarter ended September 30, 2023 compared to a $273 thousand unrealized loss on equity securities recorded during the quarter ended September 30, 2022.

Non-interest Expense

For the quarter ended September 30, 2023, non-interest expense totaled $5.2 million, a decrease of $338 thousand, or 6.1%, from the quarter ended September 30, 2022.  The decrease in non-interest expense was primarily due to a $306 thousand decrease in salaries and employee benefits primarily due to a reduction in the number of full-time employees consistent with the Company’s expense management initiatives.

Income Taxes

For the quarter ended September 30, 2023, the Company recorded a $15 thousand income tax benefit, reflecting an effective tax rate of (9.1)%, compared to a $67 thousand income tax benefit, reflecting an effective tax rate of (7.0)%, for the same period in 2022.  The income tax benefit recorded during the quarter ended September 30, 2023 was primarily due to the $294 thousand of federal tax-exempt income recorded on bank-owned life insurance relative to the $164 thousand of income before income taxes.  The Company recorded a $211 thousand income tax benefit related to a refund received associated with the carryback of net operating losses under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act during the quarter ended September 30, 2022.

Asset Quality

Asset quality metrics remain strong with non-performing assets to total assets decreasing to 0.45% as of September 30, 2023 from 0.49% as of June 30, 2023.  During the quarter ended September 30, 2023, we recorded a $5 thousand provision for credit losses primarily due to an increase in our commercial construction and land loans.  During the quarter ended September 30, 2022, we did not record a provision for loan losses due to stable asset quality metrics and continued low levels of net charge-offs and non-performing assets.  Our allowance for credit losses totaled $3.6 million, or 0.75% of total loans, as of September 30, 2023, compared to $3.3 million, or 0.69% of total loans, as of June 30, 2023.

Capital and Liquidity

As of September 30, 2023, William Penn’s stockholders’ equity to assets totaled 16.43% and tangible capital to tangible assets(2) totaled 15.89%.  The Bank’s capital position remains strong relative to current regulatory requirements.  The Bank has elected to follow the community bank leverage ratio framework and, as of September 30, 2023, the Bank had a community leverage ratio of 16.64% and is considered well-capitalized under the prompt corrective action framework.

The Bank continues to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities.  In addition, at September 30, 2023, we had the ability to borrow up to $290.2 million from the FHLB of Pittsburgh, $10.0 million with the Atlantic Community Bankers Bank (“ACBB”) and $3.8 million with the Federal Reserve Bank.

About William Penn Bancorporation and William Penn Bank

William Penn Bancorporation, headquartered in Bristol, Pennsylvania, is the holding company for William Penn Bank, which is a community bank that serves the Delaware Valley area through twelve full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington, Camden and Mercer Counties in New Jersey.  The Company's executive offices are located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007.  William Penn Bank's deposits are insured up to the legal maximum (generally $250,000 per depositor) by the Federal Deposit Insurance Corporation (FDIC).  The primary federal regulator for William Penn Bank is the FDIC.  For more information about the Bank and William Penn, please visit www.williampenn.bank.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions (including higher inflation and its impact on national and local economic conditions), the effect of the COVID-19 pandemic (including its impact on our business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, changes to consumer and business confidence, investor sentiment, or consumer spending of savings behavior, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of our loan or investment portfolios and our ability to successfully integrate the business operations of acquired businesses into our business operations, the ability to attract, develop and retain qualified employees, our ability to maintain the security of our data processing and information technology systems, and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties may be described in William Penn’s Annual Report on Form 10-K for the year ended June 30, 2023, which is available through the SEC’s EDGAR website located at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, William Penn assumes no obligation to update any forward-looking statements.

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	September 30,
	2023	2023	2022

ASSETS
Cash and due from banks	$7,236	$7,652	$9,082
Interest bearing deposits with other banks	10,492	11,561	10,041
Federal funds sold	239	1,580	-
Total cash and cash equivalents	17,967	20,793	19,123
Interest-bearing time deposits	100	600	600
Securities available-for-sale	156,097	165,127	170,860
Securities held-to-maturity, net of allowance for credit losses of $0	97,544	99,690	104,376
Equity securities	1,702	1,629	1,985
Loans receivable, net of allowance for credit losses of $3,587, $3,313, and $3,333, respectively	472,052	477,543	472,499
Premises and equipment, net	7,668	9,054	11,553
Regulatory stock, at cost	3,286	2,577	3,379
Deferred income taxes	11,104	9,485	9,434
Bank-owned life insurance	40,869	40,575	39,443
Goodwill	4,858	4,858	4,858
Intangible assets	478	519	664
Operating lease right-of-use assets	8,775	8,931	6,716
Accrued interest receivable and other assets	7,487	6,198	6,005
TOTAL ASSETS	$829,987	$847,579	$851,495

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$626,507	$635,260	$600,174
Advances from Federal Home Loan Bank	51,000	34,000	55,000
Advances from borrowers for taxes and insurance	1,707	3,227	2,001
Operating lease liabilities	8,972	9,107	6,833
Accrued interest payable and other liabilities	5,407	5,240	6,293
TOTAL LIABILITIES	693,593	686,834	670,301

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value	-	-	-
Common stock, $0.01 par value	108	125	145
Additional paid-in capital	114,934	134,387	155,458
Unearned common stock held by employee stock ownership plan	(9,093)	(9,194)	(9,497)
Retained earnings	58,410	58,805	58,195
Accumulated other comprehensive loss	(27,965)	(23,378)	(23,107)
TOTAL STOCKHOLDERS' EQUITY	136,394	160,745	181,194
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$829,987	$847,579	$851,495

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
INTEREST INCOME
Loans receivable, including fees	$6,139	$6,254	$5,297
Securities	1,711	1,702	1,657
Other	161	179	129
Total interest income	8,011	8,135	7,083
INTEREST EXPENSE
Deposits	2,730	2,350	509
Borrowings	537	524	333
Total interest expense	3,267	2,874	842

Net interest income	4,744	5,261	6,241
Provision for credit losses	5	-	-
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	4,739	5,261	6,241
OTHER INCOME
Service fees	215	226	211
Earnings on bank-owned life insurance	294	283	273
Net gain (loss) on disposition of premises and equipment	-	2	(1)
Unrealized gain (loss) on equity securities	73	25	(273)
Other	68	56	72
Total other income	650	592	282
OTHER EXPENSES
Salaries and employee benefits	2,935	3,105	3,241
Occupancy and equipment	760	753	788
Data processing	494	453	431
Professional fees	210	177	263
Amortization of intangible assets	41	48	48
Other	785	691	792
Total other expense	5,225	5,227	5,563

Income before income taxes	164	626	960

Income tax (benefit) expense	(15)	95	(67)
NET INCOME	$179	$531	$1,027

Basic and diluted earnings per share	$0.02	$0.05	$0.08
Basic average common shares outstanding	10,600,522	11,571,321	13,435,273
Diluted average common shares outstanding	10,620,603	11,571,321	13,452,902

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan fees, including prepayment fees, are included in interest income on loans and are not material. Non-accrual loans are included in the average balances only. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

	For the Quarter Ended
	September 30, 2023			September 30, 2022
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans(1)	$478,966	$6,139	5.13%	$477,396	$5,297	4.44%
Investment securities(2)	263,624	1,711	2.60	287,696	1,657	2.30
Other interest-earning assets	11,387	161	5.66	17,736	129	2.91
Total interest-earning assets	753,977	8,011	4.25	782,828	7,083	3.62
Non-interest-earning assets	82,117			81,924
Total assets	$836,094			$864,752

Interest-bearing liabilities:
Interest-bearing checking accounts	$120,997	304	1.00%	$130,261	65	0.20%
Money market deposit accounts	200,726	1,426	2.84	172,948	216	0.50
Savings, including club deposits	87,842	19	0.09	104,450	21	0.08
Certificates of deposit	161,825	981	2.42	129,583	207	0.64
Total interest-bearing deposits	571,390	2,730	1.91	537,242	509	0.38
FHLB advances and other borrowings	37,826	537	5.68	54,723	333	2.43
Total interest-bearing liabilities	609,216	3,267	2.15	591,965	842	0.57

Non-interest-bearing liabilities:
Non-interest-bearing deposits	57,049			65,149
Other non-interest-bearing liabilities	17,855			15,352
Total liabilities	684,120			672,466
Total equity	151,974			192,286
Total liabilities and equity	$836,094			$864,752

Net interest income		$4,744			$6,241

Interest rate spread(3)		2.10%			3.05%
Net interest-earning assets(4)	$144,761			$190,863
Net interest margin(5)		2.52%			3.19%
Ratio of interest-earning assets to interest-bearing liabilities	123.76%			132.24%

(1)	Includes nonaccrual loan balances and interest, if any, recognized on such loans.
(2)	Includes securities available for sale and securities held to maturity.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Asset Quality Indicators (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2023	2023	2022

Non-performing assets:
Non-accruing loans	$3,556	$4,033	$4,798
Accruing loans past due 90 days or more	-	-	-
Total non-performing loans	$3,556	$4,033	$4,798

Real estate owned	141	141	-

Total non-performing assets	$3,697	$4,174	$4,798

Non-performing loans to total loans	0.75%	0.84%	1.01%
Non-performing assets to total assets	0.45%	0.49%	0.56%
ACL to total loans and leases	0.75%	0.69%	0.70%
ACL to non-performing loans	100.87%	82.15%	69.47%

Key performance ratios for the quarter ended (unaudited)

	For the Quarter Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
PERFORMANCE RATIOS:
(annualized for the quarter ended)
Return on average assets	0.09%	0.25%	0.48%
Core return on average assets(4)	0.06%	0.24%	0.48%
Return on average equity	0.47%	1.30%	2.14%
Core return on average equity(4)	0.32%	1.25%	2.14%
Net interest margin	2.52%	2.73%	3.19%
Net charge-off ratio	(0.02)%	0.02%	0.06%
Efficiency ratio	96.87%	89.30%	85.28%
Core efficiency ratio(4)	98.20%	89.72%	81.84%
Tangible common equity(5)	15.89%	18.45%	20.77%

(4) As used in this press release, core return on average assets, core return on average equity, and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures excludes certain pre-tax adjustments and the tax impact of such adjustments, and income tax benefit adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

(5) As used in this press release, tangible common equity is a non-GAAP financial measure. This non-GAAP financial measure excludes goodwill and other intangible assets. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

Non-GAAP Reconciliation (unaudited)

In this press release, we present the non-GAAP financial measures included in the tables below, which are used to evaluate our performance and exclude the effects of certain transactions and one-time events that we believe are unrelated to our core business and not necessarily indicative of our current performance or financial position. Management believes excluding these items facilitates greater visibility into our core businesses and underlying trends that may, to some extent, be obscured by inclusion of such items.  The following tables include a reconciliation of the non-GAAP financial measures used in this press release to their comparable GAAP measures.

William Penn Bancorporation and Subsidiaries

Non-GAAP Reconciliation

(Dollars in thousands, except share and per share data)

	September 30,	June 30,
	2023	2023
Calculation of tangible capital to tangible assets:
Total assets (GAAP)	$829,987	$847,579
Less: Goodwill and other intangible assets	5,336	5,377
Tangible assets (non-GAAP)	$824,651	$842,202

Total stockholders' equity (GAAP)	$136,394	$160,745
Less: Goodwill and other intangible assets	5,336	5,377
Total tangible equity (non-GAAP)	$131,058	$155,368

Stockholders' equity to assets (GAAP)	16.43%	18.97%
Tangible capital to tangible assets (non-GAAP)	15.89%	18.45%

Calculation of tangible book value per share:
Total stockholders' equity (GAAP)	$136,394	$160,745
Less: Goodwill and other intangible assets	5,336	5,377
Total tangible equity (non-GAAP)	$131,058	$155,368

Total common shares outstanding	10,828,903	12,452,921

Book value per share (GAAP)	$12.60	$12.91
Tangible book value per share (non-GAAP)	$12.10	$12.48

	For the Quarter Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Calculation of core net income:
Net income (GAAP)	$179	$531	$1,027
Less pre-tax adjustments:
Net (gain) loss on disposition of premises and equipment	-	(2)	1
Unrealized (gain) loss on equity securities	(73)	(25)	273
Tax impact of pre-tax adjustments	17	6	(63)
Income tax benefit adjustment	-	-	(211)
Core net income (non-GAAP)	$123	$510	$1,027

Calculation of core earnings per share:
Earnings per share (GAAP)	$0.02	$0.05	$0.08
Less pre-tax adjustments:
Net (gain) loss on disposition of premises and equipment	-	-	-
Unrealized (gain) loss on equity securities	(0.01)	(0.01)	0.02
Tax impact of pre-tax adjustments	-	-	-
Income tax benefit adjustment	-	-	(0.02)
Core earnings per share (non-GAAP)	$0.01	$0.04	$0.08

Calculation of core return on average assets:
Return on average assets (GAAP)	0.09%	0.25%	0.48%
Less pre-tax adjustments:
Net (gain) loss on disposition of premises and equipment	-	-	-
Unrealized (gain) loss on equity securities	(0.04)%	(0.01)%	0.13%
Tax impact of pre-tax adjustments	0.01%	-	(0.03)%
Income tax benefit adjustment	-	-	(0.10)%
Core return on average assets (non-GAAP)	0.06%	0.24%	0.48%

Average assets	$836,094	$852,895	$864,752

Calculation of core return on average equity:
Return on average equity (GAAP)	0.47%	1.30%	2.14%
Less pre-tax adjustments:
Net (gain) loss on disposition of premises and equipment	-	-	-
Unrealized (gain) loss on equity securities	(0.19)%	(0.06)%	0.57%
Tax impact of pre-tax adjustments	0.04%	0.01%	(0.13)%
Income tax benefit adjustment	-	-	(0.44)%
Core return on average equity (non-GAAP)	0.32%	1.25%	2.14%

Average equity	$151,974	$163,629	$192,286

Calculation of core efficiency ratio:
Non-interest expense (GAAP)	$5,225	$5,227	$5,563
Less adjustments:
Core non-interest expense (non-GAAP)	$5,225	$5,227	$5,563
Net interest income	$4,744	$5,261	$6,241
Non-interest income (GAAP)	$650	$592	$282
Less adjustments:
Net (gain) loss on disposition of premises and equipment	-	(2)	1
Unrealized (gain) loss on equity securities	(73)	(25)	273
Core non-interest income (non-GAAP)	$577	$565	$556

Efficiency ratio (GAAP)	96.87%	89.30%	85.28%
Core efficiency ratio (non-GAAP)	98.20%	89.72%	81.84%